Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS THIRD QUARTER 2007 EARNINGS
Third Quarter Bookings Increase 28.6 Percent
Company Provides Updated 2007 Guidance and Full-Year Guidance for 2008
NASHVILLE, Tenn. (November 1, 2007) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the third quarter of 2007.
For the third quarter ended September 30, 2007:
•	Consolidated revenue increased 1.9 percent to $166.9 million in the third quarter of 2007 from $163.8 million in the same period last year, primarily driven by increases in customer spending at the Gaylord Texan.

•	Income from continuing operations was $2.2 million, or $0.05 per share, compared to loss from continuing operations of $1.1 million, or $0.03 per share, in the prior-year quarter.

•	Hospitality segment total revenue increased 3.0 percent to $146.5 million in the third quarter of 2007 compared to $142.3 million in the prior-year quarter. Gaylord Hotels’ revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 0.9 percent and 4.1 percent, respectively, compared to the third quarter of 2006.

•	Adjusted EBITDA[3] was $21.6 million in the third quarter of 2007 compared to $17.8 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 14.5 percent to $29.1 million in the third quarter of 2007 compared to $25.4 million in the same period last year.
”Gaylord Hotels’ performance in the third quarter reflects solid increases in average daily rate and profitability. In the quarter we had a few groups that brought fewer customers than expected,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Despite the lower business volumes, our unique business model provides opportunities for us to mitigate the impact to profitability of a short-term reduction in occupancy through our contractual agreements with customers and outside-the-room spend. As a result, the hotel segment delivered more than 13 percent growth in CCF for the quarter.”

“We do not believe the experience we had in the third quarter reflects a systematic slowdown in group activity. To the contrary, our leading indicators such as our advanced bookings continue to be very strong and we remain bullish on the rest of the year and 2008.”
“We also continue to make excellent progress on extending and expanding the Gaylord brand, capitalizing on the impressive demand we continue to see across our network. During the quarter, we continued our rooms renovation program at Gaylord Opryland, opened three new restaurants at our Nashville property and received approval from the City of Grapevine to proceed with plans to expand Gaylord Texan, which will add more than 500 guestrooms, additional convention space and other leisure amenities. Additionally, the City of Nashville signed legislation paving the way for our planned $400 million expansion at Gaylord Opryland, which is slated to begin in 2008. We are confident that these investments will not only yield additional convention customer growth, but transient and leisure customer growth as well.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the third quarter of 2007 include:
•	Gaylord Hotels’ RevPAR increased 0.9 percent to $111.99 compared to $110.99 in the prior-year quarter. Gaylord Hotels’ Total RevPAR increased 4.1 percent to $268.28 compared to $257.62 in third quarter of 2006, reflecting continued strength of outside-the-room offerings.

•	Gaylord Hotels’ CCF increased 13.4 percent to $34.2 million in the third quarter of 2007 compared to $30.2 million in the same period last year. CCF margins for the hospitality segment increased 220 basis points to 23.4 percent, compared to 21.2 percent in the prior-year quarter, driven by improved cost controls and flow-through.

•	Gaylord Hotels’ same-store net definite bookings for all future years, excluding Gaylord National, increased 28.6 percent to 283,466 room nights booked in the third quarter of 2007 compared to the same period in 2006, bringing the total for the year to 1,017,872 room nights.

•	Gaylord National booked an additional 68,505 room nights in the third quarter of 2007, bringing National’s cumulative net definite room nights booked to approximately 1.1 million room nights.
“Our hospitality properties continue to generate solid growth this quarter, posting a CCF improvement of more than 13 percent and underscoring our ability to attract high-value customers while maintaining a disciplined approach to managing costs. Total RevPAR recorded meaningful growth this quarter, underscoring the popularity of our leisure and entertainment offerings and our ability to drive increases in consumption. Of note, Gaylord Texan posted a particularly good quarter, with an ADR increase of more than five percent and a Total RevPAR increase of approximately 16 percent, driven in part by the continuing success of the Glass Cactus nightclub. Looking forward, our advance bookings in the quarter and year to date are at record levels for our brand,” said Reed.
At the property level, Gaylord Opryland generated revenue of $64.1 million in the third quarter of 2007, a 1.5 percent decrease compared to the prior-year quarter, largely as a result of declines in group occupancy and a reduction in transient guests over the two holiday weekends that occurred in the third quarter. RevPAR decreased 2.1 percent to $112.18 compared to $114.53 in the same period last year. Total RevPAR increased 0.8 percent to $256.52 in the third quarter of 2007 compared to the prior-year quarter as a result of greater outside-the-room spending. CCF decreased to $15.0 million, versus $15.4 million in the year-ago quarter, driven by lower occupancy rates, resulting in a CCF margin of 23.4 percent, a 30 basis point decrease versus the prior-year quarter. Third quarter 2007 operating statistics reflect 15,131 room nights out of available inventory due to the Opryland room renovation.
Gaylord Palms posted revenue of $36.6 million in the third quarter of 2007, a decrease of 2.3 percent compared to $37.5 million in the prior-year quarter. Gaylord Palms experienced flat occupancy in the third quarter of 2007 compared to the prior-year quarter, which was partially offset by a 0.8 percent increase in ADR compared to the prior-year quarter. RevPAR increased 0.9 percent to $112.82 compared to $111.86 in the same period last year and Total RevPAR decreased by 2.3 percent to $283.19. CCF increased to $7.9 million compared to $7.4 million in the prior-year quarter, resulting in a CCF margin of 21.5 percent, a 170 basis point increase from the prior-year quarter.
Gaylord Texan revenue increased 16.0 percent to $43.5 million in the third quarter of 2007, compared to $37.5 million in the prior-year quarter. RevPAR in the third quarter increased 5.4 percent to $119.52, driven by a 5.2 percentage point increase in ADR. Total RevPAR increased 16.0 percent to $313.26, driven by strong outside-the-room spending and a higher portion of guest nights represented by high-value corporate groups. CCF increased 56.5 percent to $10.7 million in the third quarter of 2007, versus $6.8 million in the prior year, resulting in a 24.6 percent CCF margin, a 640 basis point increase to the prior-year quarter.
Development Update
Progress continues to be made on the 2,000-room Gaylord National in Prince George’s County, which is scheduled to open April 1, 2008. The company spent an additional $142.2 million in the third quarter of 2007, bringing total capital expenditures for the hotel to $630.3 million.
Gaylord National’s bookings continue to increase with an additional 68,505 room nights booked in the third quarter, bringing the cumulative number of net definite room nights for the property to approximately 1.1 million.

“Gaylord National remains on-track to open in April 2008 and its continued solid growth in advance bookings reflects the success of the Gaylord model and strength of our relationships with meeting planners and high-value corporate guests. We will further capitalize on this strength through the on-going expansion at Opryland and planned expansion at the Texan,” said Reed. “This quarter we received approval for an incentive from the City of Grapevine to proceed with plans to add guest rooms, leisure amenities and meeting space at the Texan, and we continue to make progress on the expansion at Opryland.”
The Company continues discussions with the Unified Port of San Diego and the City of Chula Vista and will provide an update on progress as appropriate.
Reed continued, “We are actively exploring new opportunities to expand distribution of the Gaylord brand consistent with our profile and in a manner that will provide attractive returns to our shareholders.”
Opry and Attractions
Opry and Attractions segment revenue decreased 5.2 percent to $20.3 million in the third quarter of 2007, compared to $21.5 million in the year-ago quarter. The segment’s CCF decreased 6.1 percent to $4.3 million in the third quarter of 2007 from $4.6 million in the prior-year quarter.
Corporate and Other
Corporate and Other operating loss totaled $12.5 million in the third quarter of 2007 compared to an operating loss of $13.6 million in the same period last year. Corporate and Other CCF in the third quarter of 2007 decreased 1.0 percent to a loss of $9.5 million compared to a loss of $9.4 million in the same period last year.
Liquidity
As of September 30, 2007, the Company had long-term debt outstanding, including current portion, of $880.8 million and unrestricted and restricted cash of $39.8 million. $687.2 million of the Company’s $1.0 billion credit facility remains undrawn at the end of the third quarter of 2007, which includes $12.8 million in letters of credit.
Outlook
The following outlook is based on current information as of November 1, 2007.  The Company does not expect to update guidance until next quarter’s earnings release.  However, the Company may update its full business outlook or any portion thereof at any time for any reason.

“Our strong profitability this quarter and year to date, along with our record booking pace and customer satisfaction scores, indicate that our unique business model and strong relationships with meeting planners continue to produce solid bottom-line results,” said Reed. “As such we are reiterating our full-year 2007 CCF and Advanced Booking guidance.”
“However, due to the impact of certain convention groups not realizing their total agreed upon room nights and our concern over transient activity in the fourth quarter, we are reducing our full-year 2007 RevPAR guidance from growth of five percent — seven percent to a projected increase of four percent — six percent. Consequently we are also reducing Total RevPAR guidance for 2007 from growth of six percent - eight percent to an increase of five percent — seven percent.”

	2007	2007
	Prior	New

Consolidated Cash Flow
Gaylord Hotels	$182 – 190 Million	$182 – 190 Million
Opry and Attractions	$11 – 12 Million	$11 – 12 Million
Corporate and Other	$(43 – 40) Million	$(43 – 40) Million

Total Consolidated Cash Flow	$150 – 162 Million	$150 – 162 Million

Gaylord Hotels Advance Bookings	1.35 – 1.45 Million	1.35 – 1.45 Million
Gaylord Hotels RevPAR	5% – 7%	4% – 6%
Gaylord Hotels Total RevPAR	6% – 8%	5% – 7%
Gaylord’s 2007 outlook reflects approximately 48,000 room nights out of service due to the room renovation at the Gaylord Opryland.
“Our accomplishments in 2007 serve as a firm foundation for what we believe will be strong growth in 2008 and beyond. We are pleased with the momentum Gaylord has going into next year and are looking to find additional ways to capitalize on the strong demand we continue to see from convention customers, meeting planners, and increasingly, from leisure customers,” said Reed. “The anticipated opening of Gaylord National in April means 2008 will include three quarters of contribution from this property, plus the full benefit of completed room renovations at Opryland, resulting in what we fully expect to be a strengthened brand and year that produces significant growth in income. In addition, we expect to complete the detailed plans on our two announced expansions and break ground by year-end 2008.”
“As we look to 2008, we have a record number of advance bookings and we are excited about the prospects for the National. Our enthusiasm over Gaylord Hotels’ 2008 prospects has not waned since our investor day in April. In fact, as we look to 2008, we will be investing more in our development team than we had previously anticipated in order to rapidly turn the momentum we’ve built into unit growth for the brand.”

2008

Consolidated Cash Flow
Gaylord Hotels (Same Store)	$200 – 210 Million
Gaylord National	$50 – 60 Million
Opry and Attractions	$13 – 14 Million
Corporate and Other	$(49 – 46) Million

Total Consolidated Cash Flow	$213 – 238 Million

Gaylord Hotels Advance Bookings	1.3 – 1.4 Million
Gaylord Hotels RevPAR	5.5% – 7.5%
Gaylord Hotels Total RevPAR	5% – 7%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in
Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord
Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit
www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made.  These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.
2The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock and changes in the fair value of the derivative associated with the secured forward exchange contract prior to the maturity of the secured forward exchange contract in May 2007 and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
4As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8% and 6.75% senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets and our investment in Bass Pro, and adds (subtracts) other gains (losses), and dividends received from our investments in unconsolidated companies. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30		Sep. 30
	2007	2006	2007	2006

Revenues	$166,920	$163,758	$538,659	$523,152
Operating expenses:
Operating costs	105,581	105,552	322,905	318,427
Selling, general and administrative (a) (b)	35,819	37,988	115,310	111,494
Preopening costs	3,926	2,432	10,101	4,997
Depreciation and amortization	19,024	18,792	57,787	55,908

Operating income (loss)	2,570	(1,006)	32,556	32,326

Interest expense, net of amounts capitalized	(3,125)	(17,960)	(35,513)	(54,285)
Interest income	620	464	2,767	1,431
Unrealized gain on Viacom stock and CBS stock	—	13,453	6,358	820
Unrealized (loss) gain on derivatives	—	(5,601)	3,121	13,730
(Loss) income from unconsolidated companies	(2)	2,571	1,011	8,374
Other gains and (losses), net (c)	622	1,120	146,697	2,580

Income (loss) before (benefit) provision for income taxes	685	(6,959)	156,997	4,976

(Benefit) provision for income taxes	(1,511)	(5,824)	60,528	7,192

Income (loss) from continuing operations	2,196	(1,135)	96,469	(2,216)

(Loss) income from discontinued operations, net of taxes	(4,349)	7,446	11,684	16,525

Net (loss) income	$(2,153)	$6,311	$108,153	$14,309

Basic net (loss) income per share:
Income (loss) from continuing operations	$0.05	$(0.03)	$2.36	$(0.05)
(Loss) income from discontinued operations, net of taxes	$(0.10)	$0.19	$0.28	$0.40

Net (loss) income	$(0.05)	$0.16	$2.64	$0.35

Fully diluted net (loss) income per share:
Income (loss) from continuing operations	$0.05	$(0.03)	$2.28	$(0.05)
(Loss) income from discontinued operations, net of taxes	$(0.10)	$0.19	$0.28	$0.40

Net (loss) income	$(0.05)	$0.16	$2.56	$0.35

Weighted average common shares for the period:
Basic	41,086	40,655	40,951	40,521
Fully-diluted	42,386	40,655	42,283	40,521

(a)	Includes non-cash lease expense of $1,548 and $1,578 for the three months ended September 30, 2007 and 2006, respectively, and $4,656 and $4,728 for the nine months ended September 30, 2007 and 2006, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the nine months ended September 30, 2007.

(c)	Includes a non-recurring $140,313 gain related to the sale of the Company’s investment in Bass Pro Group, LLC and a non-recurring $4,437 gain related to the sale of corporate assets for the nine months ended September 30, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Sep. 30	Dec. 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$38,635	$35,356
Cash and cash equivalents — restricted	1,150	1,266
Short-term investments	—	394,913
Trade receivables, net	45,851	33,734
Estimated fair value of derivative assets	—	207,428
Deferred financing costs	—	10,461
Deferred income taxes	6,104	—
Other current assets	29,224	20,552
Current assets of discontinued operations	3,536	33,952

Total current assets	124,500	737,662

Property and equipment, net of accumulated depreciation	2,042,931	1,609,685
Intangible assets, net of accumulated amortization	189	228
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	4,476	84,488
Long-term deferred financing costs	15,471	15,579
Other long-term assets	13,826	12,587
Long-term assets of discontinued operations	—	163,886

Total assets	$2,209,788	$2,632,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,014	$1,991
Secured forward exchange contract	—	613,054
Accounts payable and accrued liabilities	233,519	165,423
Deferred income taxes	—	56,628
Current liabilities of discontinued operations	3,775	57,906

Total current liabilities	239,308	895,002

Long-term debt and capital lease obligations, net of current portion	878,769	753,562
Deferred income taxes	58,229	96,537
Estimated fair value of derivative liabilities	1,396	2,610
Other long-term liabilities	100,880	84,325
Long-term liabilities and minority interest of discontinued operations	2,424	2,448
Stockholders’ equity	928,782	798,026

Total liabilities and stockholders’ equity	$2,209,788	$2,632,510

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes,
Depreciation and Amortization (“Adjusted
EBITDA”) and Consolidated Cash Flow (“CCF”)
reconciliation:

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2007		2006		2007		2006
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue	$166,920	100.0%	$163,758	100.0%	$538,659	100.0%	$523,152	100.0%

Net (loss) income	$(2,153)	-1.3%	$6,311	3.9%	$108,153	20.1%	$14,309	2.7%
Loss (income) from discontinued operations, net of taxes	4,349	2.6%	(7,446)	-4.5%	(11,684)	-2.2%	(16,525)	-3.2%
(Benefit) provision for income taxes	(1,511)	-0.9%	(5,824)	-3.6%	60,528	11.2%	7,192	1.4%
Other (gains) and losses, net	(622)	-0.4%	(1,120)	-0.7%	(146,697)	-27.2%	(2,580)	-0.5%
Loss (income) from unconsolidated companies	2	0.0%	(2,571)	-1.6%	(1,011)	-0.2%	(8,374)	-1.6%
Unrealized loss (gain) on derivatives	—	0.0%	5,601	3.4%	(3,121)	-0.6%	(13,730)	-2.6%
Unrealized gain on Viacom stock and CBS stock	—	0.0%	(13,453)	-8.2%	(6,358)	-1.2%	(820)	-0.2%
Interest expense, net	2,505	1.5%	17,496	10.7%	32,746	6.1%	52,854	10.1%

Operating income (loss) (1)	2,570	1.5%	(1,006)	-0.6%	32,556	6.0%	32,326	6.2%
Depreciation & amortization	19,024	11.4%	18,792	11.5%	57,787	10.7%	55,908	10.7%

Adjusted EBITDA	21,594	12.9%	17,786	10.9%	90,343	16.8%	88,234	16.9%
Pre-opening costs	3,926	2.4%	2,432	1.5%	10,101	1.9%	4,997	1.0%
Other non-cash expenses	1,548	0.9%	1,578	1.0%	4,656	0.9%	4,728	0.9%
Stock option expense	1,360	0.8%	1,205	0.7%	4,070	0.8%	3,868	0.7%
Other gains and (losses), net (2)	622	0.4%	1,120	0.7%	146,697	27.2%	2,580	0.5%
Gain on sale of investment in Bass Pro	—	0.0%	—	0.0%	(140,313)	-26.0%	—	0.0%
(Gains) and losses on sales of assets	—	0.0%	—	0.0%	(4,562)	-0.8%	342	0.1%
Dividends received	—	0.0%	1,244	0.8%	—	0.0%	3,155	0.6%

CCF	$29,050	17.4%	$25,365	15.5%	$110,992	20.6%	$107,904	20.6%

Hospitality segment
Revenue	$146,523	100.0%	$142,250	100.0%	$481,392	100.0%	$464,903	100.0%
Operating income (1)	12,060	8.2%	9,656	6.8%	66,770	13.9%	67,714	14.6%
Depreciation & amortization	16,318	11.1%	16,115	11.3%	49,005	10.2%	48,281	10.4%
Pre-opening costs	3,926	2.7%	2,432	1.7%	10,101	2.1%	4,997	1.1%
Other non-cash expenses	1,548	1.1%	1,578	1.1%	4,656	1.0%	4,728	1.0%
Stock option expense	373	0.3%	431	0.3%	1,171	0.2%	813	0.2%
Other gains and (losses), net	7	0.0%	(38)	0.0%	4	0.0%	(124)	0.0%
Dividends received	—	0.0%	—	0.0%	—	0.0%	243	0.1%
Losses on sales of assets	—	0.0%	—	0.0%	—	0.0%	89	0.0%

CCF	$34,232	23.4%	$30,174	21.2%	$131,707	27.4%	$126,741	27.3%

Opry and Attractions segment
Revenue	$20,344	100.0%	$21,461	100.0%	$57,108	100.0%	$58,045	100.0%
Operating income	3,000	14.7%	2,965	13.8%	5,138	9.0%	3,150	5.4%
Depreciation & amortization	1,200	5.9%	1,404	6.5%	4,180	7.3%	4,255	7.3%
Stock option expense	75	0.4%	174	0.8%	231	0.4%	235	0.4%
Other gains and (losses), net	—	0.0%	8	0.0%	12	0.0%	(342)	-0.6%
Losses on sales of assets	—	0.0%	—	0.0%	—	0.0%	253	0.4%

CCF	$4,275	21.0%	$4,551	21.2%	$9,561	16.7%	$7,551	13.0%

Corporate and Other segment
Revenue	$53		$47		$159		$204
Operating loss	(12,490)		(13,627)		(39,352)		(38,538)
Depreciation & amortization	1,506		1,273		4,602		3,372
Stock option expense	912		600		2,668		2,820
Other gains and (losses), net (2)	615		1,150		146,681		3,046
Dividends received	—		1,244		—		2,912
Gain on sale of investment in Bass Pro	—		—		(140,313)		—
Gains on sales of assets	—		—		(4,562)		—

CCF	$(9,457)		$(9,360)		$(30,276)		$(26,388)

(1)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the nine months ended September 30, 2007.

(2)	Includes a non-recurring $140,313 gain related to the sale of the Company’s investment in Bass Pro Group, LLC and a non-recurring $4,437 gain related to the sale of corporate assets for the nine months ended September 30, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2007	2006	2007	2006
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1)

Occupancy	75.9%	77.1%	77.8%	78.3%
Average daily rate (ADR)	$147.64	$143.88	$159.33	$152.76
RevPAR	$111.99	$110.99	$123.91	$119.55
OtherPAR	$156.29	$146.63	$171.51	$161.34
Total RevPAR	$268.28	$257.62	$295.42	$280.89

Revenue	$146,523	$142,250	$481,392	$464,903
CCF (2)	$34,232	$30,174	$131,707	$126,741
CCF Margin	23.4%	21.2%	27.4%	27.3%

Gaylord Opryland (1)

Occupancy	79.0%	82.1%	79.3%	79.5%
Average daily rate (ADR)	$142.02	$139.48	$147.55	$141.90
RevPAR	$112.18	$114.53	$117.01	$112.84
OtherPAR	$144.34	$139.87	$147.94	$141.95
Total RevPAR	$256.52	$254.40	$264.95	$254.79

Revenue	$64,110	$65,108	$198,836	$197,740
CCF (2)	$15,033	$15,440	$48,327	$50,854
CCF Margin	23.4%	23.7%	24.3%	25.7%

Gaylord Palms

Occupancy	72.6%	72.6%	78.2%	80.4%
Average daily rate (ADR)	$155.38	$154.15	$182.14	$175.15
RevPAR	$112.82	$111.86	$142.49	$140.87
OtherPAR	$170.37	$177.91	$210.08	$206.61
Total RevPAR	$283.19	$289.77	$352.57	$347.48

Revenue	$36,632	$37,483	$135,330	$133,376
CCF	$7,882	$7,414	$41,018	$40,580
CCF Margin	21.5%	19.8%	30.3%	30.4%

Gaylord Texan

Occupancy	73.7%	73.5%	75.9%	75.0%
Average daily rate (ADR)	$162.21	$154.12	$171.68	$164.31
RevPAR	$119.52	$113.35	$130.24	$123.17
OtherPAR	$193.74	$156.64	$210.52	$185.44
Total RevPAR	$313.26	$269.99	$340.76	$308.61

Revenue	$43,547	$37,532	$140,565	$127,301
CCF	$10,706	$6,842	$40,538	$33,403
CCF Margin	24.6%	18.2%	28.8%	26.2%

Nashville Radisson and Other (3)

Occupancy	73.6%	70.7%	71.2%	72.8%
Average daily rate (ADR)	$93.50	$88.80	$96.44	$89.87
RevPAR	$68.83	$62.76	$68.70	$65.39
OtherPAR	$10.61	$13.52	$11.64	$14.22
Total RevPAR	$79.44	$76.28	$80.34	$79.61

Revenue	$2,234	$2,127	$6,661	$6,486
CCF	$611	$478	$1,824	$1,904
CCF Margin	27.4%	22.5%	27.4%	29.4%

(1)	Excludes 15,131 and 8,941 room nights that were taken out of service during the three months ended September 30, 2007 and 2006, respectively, and 36,038 and 10,254 room nights that were taken out of service during the nine months ended September 30, 2007 and 2006, respectively, as a result of the rooms renovation program at Gaylord Opryland.

(2)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the nine months ended September 30, 2007.

(3)	Includes other hospitality revenue and expense

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash
Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2007
	Low	High
Hospitality segment
Estimated Operating income (loss)	$88,500	$96,500
Estimated Depreciation & amortization	67,500	67,500

Estimated Adjusted EBITDA	$156,000	$164,000
Estimated Pre-opening costs	18,300	18,300
Estimated Non-cash lease expense	6,300	6,300
Estimated Stock Option Expense	1,400	1,400
Estimated Gains and (losses), net	—	—

Estimated CCF	$182,000	$190,000

Opry and Attractions segment
Estimated Operating income (loss)	$4,800	$5,800
Estimated Depreciation & amortization	5,900	5,900

Estimated Adjusted EBITDA	$10,700	$11,700
Estimated Stock Option Expense	300	300
Estimated Gains and (losses), net	—	—

Estimated CCF	$11,000	$12,000

Corporate and Other segment
Estimated Operating income (loss)	$(55,600)	$(52,600)
Estimated Depreciation & amortization	5,100	5,100

Estimated Adjusted EBITDA	$(50,500)	$(47,500)
Estimated Stock Option Expense	3,500	3,500
Estimated Gains and (losses), net	4,000	4,000

Estimated CCF	$(43,000)	$(40,000)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash
Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2008
	Low	High
Hospitality segment (same store)
Estimated Operating income (loss)	$127,500	$135,000
Estimated Depreciation & amortization	64,000	66,000

Estimated Adjusted EBITDA	$191,500	$201,000
Estimated Pre-opening costs	500	550
Estimated Non-cash lease expense	6,100	6,100
Estimated Stock Option Expense	1,900	2,200
Estimated Gains and (losses), net	0	150

Estimated CCF	$200,000	$210,000

Gaylord National
Estimated Operating income (loss)	$10,500	$17,000
Estimated Depreciation & amortization	19,500	21,500

Estimated Adjusted EBITDA	$30,000	$38,500
Estimated Pre-opening costs	19,800	21,100
Estimated Stock Option Expense	200	300
Estimated Gains and (losses), net	0	100

Estimated CCF	$50,000	$60,000

Opry and Attractions segment
Estimated Operating income (loss)	$7,700	$8,250
Estimated Depreciation & amortization	5,000	5,250

Estimated Adjusted EBITDA	$12,700	$13,500
Estimated Stock Option Expense	300	450
Estimated Gains and (losses), net	0	50

Estimated CCF	$13,000	$14,000

Corporate and Other segment
Estimated Operating income (loss)	$(61,050)	$(57,200)
Estimated Depreciation & amortization	7,550	7,000

Estimated Adjusted EBITDA	$(53,500)	$(50,200)
Estimated Stock Option Expense	4,500	4,000
Estimated Gains and (losses), net	0	200

Estimated CCF	$(49,000)	$(46,000)